Exhibit 5.1

September 8, 2016

Cancer Genetics, Inc.
201 Route 17 North
2nd Floor
Rutherford, NJ 07070

Ladies and Gentlemen:

We have acted as counsel for Cancer Genetics, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of up to 2,750,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-196374, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on June 5, 2014 (the “Registration Statement”). The Shares are to be sold to certain institutional investors pursuant to a Securities Purchase Agreement dated September 8, 2016 (the “Purchase Agreement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors and a Pricing Committee of the Board of Directors of the Company relating to the sale of the Securities; (iii) the Purchase Agreement and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that any certificates representing the Shares conform to the Specimen Common Stock Certificate filed as Exhibit 4.4 to the Registration Statement. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Shares while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 8, 2016. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions set forth in this letter are limited solely to the Delaware General Corporation Law and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Very truly yours,

/s/ Lowenstein Sandler, LLP

Lowenstein Sandler LLP